Exhibit 3.6

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

QUICKSILVER RESOURCES GP LLC

This Certificate of Amendment to the Certificate of Formation of Quicksilver Resources GP LLC (the “Company”) is being duly executed and filed by Quicksilver Resources Inc., as sole member, pursuant to the provisions of Section 6 Del. C. § 18-202 of the Delaware Limited Liability Company Act.

1. The name of the limited liability company is Quicksilver Resources GP LLC.

2. The Certificate of Formation of the Company is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

“FIRST: The name of the limited liability company formed hereby is Quicksilver Production Partners GP LLC.”

3. The effective time of this Certificate of Amendment shall be upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this the 25th day of May, 2012.

Quicksilver Resources Inc.

By:	/s/ Glenn Darden
	Name:	Glenn Darden
	Title:	President and Chief Executive Officer